Lordstown Motors Reports Fourth Quarter and Fiscal Year 2022 Financial Results

LORDSTOWN, OH (March 6, 2023) – Lordstown Motors Corp. (Nasdaq: RIDE “Lordstown Motors” or “LMC”), an original equipment manufacturer (“OEM”) of electric light duty vehicles focused on the commercial fleet market, today released its fourth quarter and fiscal year 2022 financial results and provided a business update.

Fourth Quarter and Recent Business Highlights

●	Foxconn Investment of up to $170 million, subject to certain conditions; initial $52 million funded
●	Progressed pre-development work on the new program in collaboration with Foxconn EV Ecosystem
●	Start of commercial sales of the EnduranceTM, an electric full-size pickup truck
●	Supplier quality and performance issues have limited production and sales; corrective actions underway
●	Ending cash and short-term investments of $221.7 million, significantly in excess of previous outlook
●	Reduced operating loss driven by spending discipline

Executive Commentary

In Q4 2022, we expanded and strengthened our partnership with Foxconn. We converted our prior $100 million joint venture into a direct investment in Lordstown Motors of up to $170 million, $52 million of which was funded in November 2022.

As previously announced, the initial Foxconn funding consisted of $22 million of Lordstown Motors Class A common stock to be used for general corporate purposes and $30 million of our Series A preferred stock limited to funding development and design activities for a new electric vehicle program in collaboration with Foxconn and its EV ecosystem as well as related overhead. The remaining investment of up to $117.3 million consists of $47.3 million in common stock and up to $70.0 in preferred stock. The common stock will be purchased following receipt of applicable regulatory approvals, including a review by the Committee on Foreign Investment in the United States, and subject to other conditions. The preferred stock will be purchased by Foxconn based on achieving certain EV Program milestones to be agreed-upon by the parties and subject to other conditions. Upon completion of the investments, Foxconn is expected to hold all of LMC’s outstanding preferred stock and nearly 18% of our common stock on a pro-forma basis, and will have the right to designate two members to be added to LMC’s board of directors.

We continue to work collaboratively with Foxconn and the Mobility-in-Harmony (“MIH”) Consortium on the pre-development work and vehicle development process (“VDP”) deliverables for our next platform and vehicle program. The next platform and vehicle program are key to Lordstown Motors’ long-term business strategy and are becoming a greater portion of our Company’s focus.

The new vehicle will likely source key components and subsystems from Foxconn and MIH Consortium members and be built in the Foxconn EV Ohio assembly plant. “Our asset-light business model and collaboration with the Foxconn EV ecosystem, including MIH, will provide the opportunity for Lordstown Motors to create winning EVs that are tailored to the needs of customers that use them for various work applications, while gaining the cost benefits of scale.” said Edward Hightower, Lordstown Motors’ CEO & President.

Following full homologation and certification, we began commercial sales of our Endurance BEV pick-up truck in the 4th quarter of 2022. Shortly after our January production update, we began to discover and experience several new performance and quality issues with the vehicles coming off the production line and vehicles in process. Some of these issues were discovered by us or our suppliers, though some were experienced by our initial customers. As our customers are our highest priority, we decided to temporarily pause production as we worked with our supplier network to root cause the issues, conduct additional vehicle, component, and software testing, and as needed, make updates to affected vehicle components and software. In this regard, we filed paperwork with the National Highway Traffic Safety Administration (“NHTSA”) to voluntarily recall the Endurance to address supplier quality issues. Performance issues are often discovered as an entirely new vehicle with several new technologies begins operating in new and different environments by customers. The Company is diligently working with suppliers on the root cause analysis of each issue and potential solutions, which in some cases may include part design modifications, retrofits and software updates. As a result, through February 2023, approximately 40 Endurance vehicles have been completed or are in process and we have sold a total of six vehicles, of our planned initial batch of up to 500 units. We now have line of sight to the resolution of the issues that resulted in the production pause and voluntary recalls, and in the upcoming weeks expect to announce when we will resume production and deliveries.

This week, we will be displaying the Endurance at NTEA Work Truck Week in Indianapolis. We will also display an Endurance with commercial fleet-focused accessories from leading manufacturers and suppliers of aftermarket equipment. To provide our customers with aftermarket service and warranty support, we have entered into an agreement with a third-party provider. We will work with the provider to jointly provide service and warranty work for the Endurance vehicles in key states, where allowed by law. We plan to share more on the strategic rollout with our service partner in the coming weeks.

We shared the story of Lordstown’s future and collaboration with Foxconn and MIH earlier this year at CES. We also plan to discuss our role in the growing Foxconn EV ecosystem later this month at the upcoming SXSW (South-by-Southwest) event in Austin, TX, during their mobility, electrification, and innovation track.

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Fourth Quarter and Fiscal Year 2022 Results and First Quarter 2023 Outlook

We began to sell the Endurance late in the fourth quarter, recording sales of three vehicles and approximately $30 million in cost of sales. Included in cost of sales were $0.6 million of production costs, $8.3 million of depreciation on production equipment and tooling we own, and $21 million of charges related to inventory write-downs. Production costs consisted of direct materials on the vehicles sold as well as manufacturing, warranty accrual, delivery and launch related costs. The $21 million in inventory charges primarily related to our adjustment for inventory acquired during the period to net realizable value (“NRV”) and another charge we took for excess inventory on hand.

Operating loss of $104.9 million included $46.8 million in non-cash charges related to asset impairments and write-downs, accelerated stock compensation (see attached schedules), the $21 million in inventory charges referred to above, the initiation of depreciation on our assets and tooling after being placed in service, totaling $8.5 million, along with a $1.2 million litigation accrual.

Selling, general and administrative (“SG&A”) expenses were $22.2 million for the quarter, including $7.6 million in non-cash items for the write-off of a prepaid royalty and accelerated stock compensation and $1.2 million of litigation accruals. The remaining $13.3 million includes $8.3 million in personnel and professional fees, $3.2 million in legal fees and insurance premiums, and $1.9 million in other services and marketing expenditures. Compared to the fourth quarter of 2021, personnel and professional fees were down 39%, primarily due to a significant reduction in consulting support that has been declining since the start of 2022. Outside legal costs also continue to decrease compared to the fourth quarter of 2021, down $3.8 million. In late 2022 we renewed key insurance policies at significantly lower rates, which led to a 23% reduction in premiums. Other costs, primarily marketing spend, were 11% higher compared to the prior year as selling activity increases.

Research and development (“R&D”) expenses were $15.6 million in the quarter, including $1.8 million in accelerated stock compensation, $10.6 million in personnel and consulting costs, and $3.2 million in software, other services and overhead. In the fourth quarter of 2021, non-plant related personnel and consulting costs were $16.9 million, representing a 38% decrease, as Endurance development and testing expenditures declined going into the launch of commercial production and sales. Freight costs were down $1.4 million versus the same period in 2021.

For fiscal year 2022, SG&A expenses were $138.3 million, including $33.9 million in litigation accruals, $25.6 million in NRV charges for the first nine months of 2022 before reporting cost of sales and $7.6 million for the write-off of a prepaid royalty and accelerated stock compensation. The remaining SG&A includes $40.5 million for personnel and professional fees, $11.4 million of legal expenses, $11.8 million of insurance premiums and $7.2 million for other services and marketing expenditures. Compared to 2021, outside legal fees decreased $23.9, while professional fees and consulting expenses were lower by $9.2 million, net of an increase in personnel costs. Partially offsetting these items were higher expenditures for services and marketing as we prepared to launch the Endurance, along with higher insurance premiums representing nearly a full year’s impact of higher premiums incurred with renewals in late 2021.

For the fiscal year 2022, R&D expenses were $107.8 million, including $1.8 million in accelerated stock compensation and an $18.4 million reimbursement of operating expenses by Foxconn related to the sale of the Lordstown, Ohio plant. Costs associated with operating the plant of $33.3 million net of the reimbursement, were incurred almost entirely prior to its sale in May 2022, compared to $57.1 million for all of 2021. The remaining R&D expenses in 2022 consist of $55.2 million of personnel and consulting, $22.8 million of prototype components and $9.8 million of software and other operational activities. Non-plant related costs were down compared to 2021 as development, testing and other R&D work related to the Endurance decreased as we approached commercial production and sales. Relative to 2021, costs associated with personnel and consulting were lower by approximately 47%, prototype components were down 78% and freight declined 86%.

Other operating items for the year totaled $111.4 million, representing impairment charges on our long lived assets, of which $75 million of the charge was in the third quarter of 2022. The incremental impairment in the fourth quarter of 2022 was primarily driven by a decrease in the Company’s stock price, which is a key metric used in the analysis. An additional charge was taken to write down the value of certain prepayments for inventory that are for quantities we do not anticipate being consumed by the initial production batch of the Endurance, including assets related to the rights to access General Motors parts.

At the end of 2022, cash and short-term investments were $221.7 million, approximately $18 million higher than the third quarter of 2022. The change in cash includes $42.7 million in cash used for operations, inclusive of a $21.1 million working capital investment, $2.9 million in capital expenditures, net of $1.1 million in asset sale proceeds, and $63.7 million in cash proceeds from the issuance of common and preferred stock, including $52 million purchased by Foxconn. Cash and short-term investments at the end of 2022 was almost $57 million, or 34%, above the high end of our previous outlook primarily due to $13 million in cost containment, $12.4 million in stock sales under the ATM, $12 million related to the timing of capital expenditures that will push into 2023, and $13 million in working capital, excluding inventory. The purchase of less inventory than planned, together with lower sales volume, provided approximately $3 million of the benefit.

We expect to end the first quarter of 2023 with $150 to $170 million in cash and short-term investments, excluding any additional Foxconn funding, other equity sales or contingent liabilities. Relative to the fourth quarter of 2022, in the aggregate, we anticipate first quarter of 2023 SG&A and R&D to decline slightly, without the accelerated stock compensation, litigation accruals and asset write-downs, as R&D modestly increases with development activity, offsetting the larger decrease in SG&A.

Please refer to “Forward Looking Statements” below.

Conference call Information

Lordstown Motors will host a conference call at 8:30 a.m. Eastern Time today, March 6, 2023. The call can be accessed via a live webcast that is accessible on the Events page of Lordstown Motors’ Investor Relations website, as well as the investor presentation deck, at https://investor.lordstownmotors.com/. An archive of the webcast will be available shortly after the call.

About Lordstown Motors Corp.

Lordstown Motors is an electric vehicle (EV) OEM developing innovative light duty commercial fleet vehicles, with the Endurance all electric pickup truck as its first vehicle and being launched in the Foxconn EV plant in Lordstown, Ohio. Lordstown Motors has corporate, engineering, research and development facilities in Farmington Hills, Michigan and Irvine, California. For additional information visit www.lordstownmotors.com.

Contacts:

Investors

Carter W. Driscoll, CFA

IR@lordstownmotors.com

Media

Colleen Robar

crobar@robarpr.com

313-207-5960

Financial Results

Lordstown Motors Corp.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data -- Unaudited)

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$194	$—	$194	$—
Cost of sales:
Production costs	635	—	635	—
Depreciation	8,258	—	8,258	—
NRV & other adjustments	21,130	—	21,130	—
Total cost of sales	$30,023	$—	$30,023	$—
Operating expenses:
Selling, general and administrative expenses	22,165	25,894	138,270	105,362
Research and development expenses[1]	15,603	58,770	107,816	284,016
Impairment of property plant & equipment and intangibles	36,524	—	111,389	—
Amortization of intangible assets	—	—	—	11,111
Total operating expenses	$74,292	$84,665	$357,475	$400,489
Loss from operations	$(104,121)	$(400,489)	$(387,304)	$(400,489)
Other income (expense)
Gain/(loss) on sale of assets	(830)	—	100,906	—
Other (expense) income	931	3,709	788	(10,079)
Interest income	2,019	(196)	3,206	200
Loss before income taxes	$(102,000)	$(81,152)	$(282,404)	$(410,368)
Income tax expense	—	—	—	—
Net loss	$(102,000)	$(81,152)	$(282,404)	$(410,368)
Less preferred stock dividend	261	—	261	—
Net loss attributable to common shareholders	(102,261)	(81,152)	(282,665)	(410,368)
Net loss per share attributable to common shareholders
Basic	($0.45)	($0.42)	($1.35)	($2.27)
Diluted	($0.45)	($0.42)	($1.35)	($2.27)
Weighted-average number of common shares outstanding
Basic	224,997	193,034	208,682	180,722
Diluted	224,997	193,034	208,682	180,722

1 Research and development expenses for the year ended December 31, 2022 are net of $18.4 million in operating expense reimbursements under the APA.

Lordstown Motors Corp.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data -- Unaudited)

	Three months ended	Three months ended	Three months ended	Three months ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Net sales	$—	$—	$—	$194
Cost of sales:
Production costs	—	—	—	635
Depreciation	—	—	—	8,258
NRV & other adjustments	—	—	—	21,130
Total cost of sales	$—	$—	$—	$30,023
Operating expenses:
Selling, general and administrative expenses	26,019	29,941	60,145	22,165
Research and development expenses1	61,864	10,510	19,839	15,603
Impairment of property plant & equipment and intangibles		—	74,865	36,524
Total operating expenses	$87,883	$40,451	$154,849	$74,292
Loss from operations	$(87,883)	$(40,451)	$(154,849)	$(104,121)
Other income (expense)
Gain/(loss) on sale of assets			—	(830)
Other (expense) income	(1,492)	1,991	(643)	931
Interest income	(258)	383	1,062	2,019
Loss before income taxes	$(89,633)	$63,659	$(154,430)	$(102,000)
Income tax expense	—	—	—	—
Net loss	$(89,633)	$63,659	$(154,430)	$(102,000)
Less preferred stock dividend	—	—	—	261
Net loss attributable to common shareholders	(89,633)	63,659	(154,430)	(102,261)
Net loss per share attributable to common shareholders
Basic	$($0.46)	$($0.32)	$($0.73)	$($0.45)
Diluted	$($0.46)	$($0.32)	$($0.73)	$($0.45)
Weighted-average number of common shares outstanding
Basic	196,503	200,821	211,946	224,997
Diluted	196,503	206,682	211,946	224,997

Lordstown Motors Corp.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share data -- Unaudited)

	December 31, 2022	December 31, 2021
ASSETS:
Current Assets
Cash and cash equivalents	$121,358	$244,016
Short-term investments	100,297	—
Inventory, net	13,672	—
Prepaid expenses and other current assets	20,548	47,121
Total current assets	$255,875	$291,137
Property, plant and equipment, net	193,780	382,746
Intangible assets	—	1,000
Other non-current assets	2,657	13,900
Total Assets	$452,312	$688,783
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities
Accounts payable	$12,801	$12,098
Accrued and other current liabilities	56,033	35,507
Purchase price down payment from Foxconn	—	100,000
Total current liabilities	$68,834	$147,605
Warrant and other non-current liabilities	1,446	1,578
Total liabilities	$70,280	$149,183
Mezzanine equity
Convertible Preferred stock, $0.0001 par value, 12,000,000 shares authorized; 300,000 and 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	$30,261	$—
Stockholders’ equity
Class A common stock, $0.0001 par value, 450,000,000 shares authorized; 238,924,486 and 196,391,349 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	$24	$19
Additional paid in capital	1,178,960	1,084,390
Accumulated deficit	(827,213)	(544,809)
Total stockholders’ equity	$351,771	$539,600
Total liabilities and stockholders’ equity	$452,312	$688,783

Lordstown Motors Corp.

Condensed Consolidated Statements of Cash Flow

(Amounts in thousands -- Unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities
Net loss	$(282,404)	$(410,368)
Adjustments to reconcile net loss to cash used by operating activities:
Stock-based compensation	18,826	18,869
Gain on disposal of fixed assets	(100,906)	—
Impairment of property plant and equipment and intangible assets	111,389	—
Write-off of prepaid royalty	4,728	—
Amortization of intangible assets	—	11,111
Depreciation of property plant & equipment	8,476	—
Write down of inventory and prepaid inventory	48,529	—
Other non-cash changes	(384)	10,858
Changes in assets and liabilities:
Accounts receivables	(203)	21
Inventory	(54,646)	—
Prepaid expenses and other assets	10,648	(34,124)
Accounts payable	2,527	(17,008)
Accrued expenses and other liabilities	19,657	32,831
Net Cash used by operating activities	$(213,764)	$(387,990)
Cash flows from investing activities
Purchases of capital assets	$(54,567)	$(284,514)
Purchases of short-term investments	(100,297)	(1,000)
Investment in Foxconn Joint Venture	(13,500)	$—
Return of Investment in Foxconn Joint Venture	13,500	—
Proceeds from the sale of capital assets	39,960	—
Net Cash used by investing activities	$(114,904)	$(285,514)
Cash flows from financing activities
Proceeds from notes payable for Foxconn Joint Venture	$13,500	$—
Settlement of notes payable for Foxconn Joint Venture	(13,500)	—
Down payments received from Foxconn	100,000	100,000
Issuance of common stock	2,114	6,368
Tax withholding payments related to net settled restricted stock compensation	(684)	—
Cash proceeds from exercise of warrants	—	82,016
Cash received from Foxconn Investment Transactions Class A stock	21,724	—
Cash received from Foxconn Investment Transactions Preferred stock	30,000	—
Cash received from Foxconn Subscription Agreement	—	50,000
Proceeds from Equity Purchase Agreement, net of issuance costs	40,438	49,375
Proceeds from ATM Offering, net of issuance costs	12,418	—
Net Cash provided by financing activities	$206,010	$287,759
(Decrease) / Increase in cash and cash equivalents	$(122,658)	$(385,745)
Cash and cash equivalents, beginning balance	244,016	629,761
Cash and cash equivalents, ending balance	$121,358	$244,016

Non-cash items
Derecognition of Foxconn down payments for sale of capital assets	$200,000	$—
Capital assets acquired with payables	$339	$2,162

Lordstown Motors Corp.

Detailed Research and Development (R&D) Expenses

(Amounts in thousands -- Unaudited)

	Three months ended	Three months ended	Three months ended	Three months ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Research & development (R&D) expenses
Operating expense reimbursement	$—	$(18,355)	$—	$—
Accelerated stock compensation	—	—	—	(1,847)
Manufacturing	21,038	11,411	840	—
Personnel, consulting and professional fees	16,990	11,626	14,211	12,403
Freight	454	188	137	170
Prototype components	19,679	1,458	1,694	—
All other	3,702	4,180	2,957	4,877
Total research & development expenses	$61,863	$10,509	$19,839	$15,603

Lordstown Motors Corp.

Detailed Research and Development (R&D) Expenses

(Amounts in thousands -- Unaudited)

	Twelve months ended	Twelve months ended
	December 31, 2021	December 31, 2022
Research & development expenses
Operating expense reimbursement	$—	$(18,355)
Accelerated stock compensation	—	(1,847)
Manufacturing	57,109	33,290
Personnel, consulting and professional fees	103,652	55,230
Freight	6,996	949
Prototype components	104,481	22,831
All other	11,778	15,717
Total research & development expenses	$284,016	$107,815

Lordstown Motors Corp.

Detailed Selling, General and Administrative (SG&A) Expenses

(Amounts in thousands -- Unaudited)

	Three months ended	Three months ended	Three months ended	Three months ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Selling, general & administrative expenses
Legal accruals	$213	$1,787	$30,717	$1,200
Net realizable value charge to inventory	2,900	6,500	16,224	—
Prepaid royalty write off	—	—	—	4,728
Accelerated stock compensation	—	—	—	2,908
Personnel & consulting	12,354	12,204	7,707	8,283
Legal expenses	6,060	4,101	359	962
Insurance	3,108	3,117	3,386	2,199
All other	1,384	2,231	1,751	1,885
Total selling, general & administrative expenses	$26,019	$29,941	$60,145	$22,165

Lordstown Motors Corp.

Detailed Selling, General and Administrative (SG&A) Expenses

(Amounts in thousands -- Unaudited)

	Twelve months ended	Twelve months ended
	December 31, 2021	December 31, 2022
Selling, general & administrative expenses
Legal accruals	$4,522	$33,917
Net realizable value charge to inventory	—	25,624
Prepaid royalty write off	—	4,728
Accelerated stock compensation	—	2,908
Personnel & consulting	49,768	40,549
Legal expenses	35,425	11,482
Insurance	8,642	11,810
All other	7,007	7,251
Total selling, general & administrative expenses	$105,363	$138,270

Forward Looking Statements

This release includes forward looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our ability to continue as a going concern, which requires us to manage costs, obtain significant additional funding to execute our business plan, and our ability to raise such funding on a reasonable timeline and with suitable terms; our ability to obtain a strategic partner for the Endurance and to raise sufficient capital, including under the financing arrangements we have established, in order to invest in tooling, continue design enhancements of the Endurance to enable scaled production and fund any future vehicles we may develop; the cost and other impacts of contingent liabilities and availability of insurance coverage and/or adverse publicity with respect to these matters, which may have a material adverse effect, whether or not successful or valid, on our liquidity position, market price of our stock, cash projections, business prospects and ability and timeframe to obtain financing; our ability to effectively implement and realize the benefits from our recently completed and pending transactions and agreements with Foxconn, including the additional funding transactions under the Investment Agreement, dated November 7, 2022, which are subject to closing conditions, our ability to utilize the designs, engineering data and other foundational work of Foxconn, its affiliates, and other members of the Mobility-in-Harmony (MIH) consortium as well as other parties, and all such parties adhering to timelines to develop, commercialize, industrialize, homologate and certify a vehicle in North America, along with variables that are out of the parties’ control, such as technology, innovation, adequate funding, supply chain and other economic conditions, competitors, customer demand, regulatory approval and other factors; our ability to execute our business plan, expansion plans, strategic alliances and other opportunities, including development and market acceptance of our planned products; risks related to our limited operating history, the execution of our business plan and the timing of expected business milestones; our ability to successfully address known and unknown performance, quality, supply chain and other launch-related issues, some of which are or may be material and have or could give rise to a recall of our vehicles, and resume commercial production and sales of the Endurance on a reasonable timeline and in accordance with our business plan; our ability to establish appropriate supplier relationships to support new vehicle programs; our ongoing ability to obtain vehicle components from our supply chain in sufficient quantities and of acceptable quality to meet vehicle requirements; the availability and cost of raw materials and components; our ability to successfully identify and implement actions that will lower the Endurance bill of materials cost, including identifying a strategic partner to scale the Endurance; our ability to obtain binding purchase orders and build customer relationships; our ability to deliver on the expectations of customers with respect to the pricing, performance, quality, reliability, safety and efficiency of the Endurance and to provide the levels of after sale service, support and warranty coverage that they will require; the risk that our technology, including our hub motors, do not perform as expected; the effects of competition on our ability to market and sell vehicles; our ability to attract and retain key personnel and hire additional personnel; the pace and depth of electric vehicle adoption generally; our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our ability to obtain required regulatory approvals and changes in laws, regulatory requirements, interpretations of existing law, governmental incentives and fuel and energy prices; and the possibility that we may be adversely affected by other economic, geopolitical, business and/or competitive factors, including rising interest rates and the direct and indirect effects of the war in Ukraine.

Additional information on potential factors that could affect the financial results of Lordstown Motors Corp. and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.